Exhibit 99.1

Contango Oil & Gas Company Announces Marc Duncan as President and Chief Operating Officer of Contango Operators, Inc.

     HOUSTON--(BUSINESS WIRE)--June 7, 2005--Contango Oil & Gas Company (AMEX:MCF) announced today that Marc Duncan has joined Contango in its newly created position as President and Chief Operating Officer of Contango Operators, Inc. (COI). COI is a wholly owned subsidiary of Contango Oil & Gas Company and is the entity through which Contango takes direct working interests in offshore Gulf of Mexico exploration projects. COI will also act as Operator and drill and operate selected offshore prospects.
     Kenneth R. Peak, Chairman and Chief Executive Officer, said, "Marc has 25 years of operating experience, both domestically and internationally, and brings a wealth of hands-on operating expertise to Contango. We are very pleased to have Marc join our team and look forward to spudding at least two of our Gulf of Mexico exploration prospects prior to calendar year end."
     Contango also announced that two private entities would be joining COI in investing in offshore prospects. It is envisioned that COI will take a 50% working interest with the other 50% being taken by the two private investors.
     Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P.; and a 32% interest in Contango Capital Partnership Management, LLC, and 25% interest in the Contango Capital Partners Fund, L.P., which were formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company, Houston
              Kenneth R. Peak, 713-960-1901
              www.contango.com